PROSPECTUS SUPPLEMENT NO. 6 DATED NOVEMBER 11, 1997             Rule 424(b)(2)
(To Prospectus dated July 9, 1997)                  Registration No. 333-27785




                       AMERICAN RESIDENTIAL SERVICES, INC.




                 7 1/4% Convertible Subordinated Notes due 2004
                    Interest Payable April 15 and October 15

            Each of the following beneficial owners of 7 1/4% Convertible Subordinated Notes due 2004 (the "Notes") of American Residential Services, Inc., a Delaware Company (the "Company"), has requested the Company to file a Prospectus Supplement identifying that beneficial owner as a Selling Holder. The information in the table below has been provided by each of these Selling Holders.

                                      Aggregate Principal     Number of Shares
                                        Amount of Notes       of Common Stock
                                           Owned and             Owned and
       NAME OF SELLING HOLDER            OFFERED HEREBY      OFFERED HEREBY(1)
       ----------------------            --------------      -----------------
Cede & Co.                                 $3,000,000             117,647
Commonwealth Life Insurance
(Camden-Teamsters Non-Enhanced)            $1,000,000              39,215
Commonwealth Life Insurance
(Teamsters I)                              $1,000,000              39,215
Retail Clerks Pension Plan                 $1,000,000              39,215

---------
(1) Shares shown are the number of whole shares of common stock, par value $.001 per share, of the Company into which the holder's Notes are convertible at the initial conversion price of $25.50 per share ("Conversion Shares"). The Selling Holders did not report owning any other shares.





                              End of Supplement